Exhibit 99.1

Contact:  Brett S. Perryman
Laura O’Brien
Affiliated Managers Group, Inc.
(617) 747-3300
ir@amg.com

AMG Announces Sale of $500 Million of Convertible Securities
and Share Repurchase

BOSTON, October 11, 2007 — Affiliated Managers Group, Inc. (NYSE: AMG) announced that it has entered into an agreement to sell $500 million of convertible trust preferred securities due 2037.  The securities carry a coupon of 5.15% per annum and a conversion price of $200, which is a premium of approximately 53% over AMG’s closing stock price of $130.77 on October 11, 2007.

AMG will use a portion of the net proceeds from this offering to repurchase up to 2.0 million shares of its common stock, and expects to use the remainder for general corporate purposes.

The offering will be made only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”).  The securities will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.  This press release, which is being issued pursuant to and in accordance with Rule 135c of the Securities Act, shall not constitute an offer to sell or the solicitation of an offer to buy the convertible trust preferred securities.

AMG is an asset management company that acquires and holds majority equity investments in a diverse group of boutique investment management firms.  AMG’s affiliated investment management firms managed approximately $267 billion in assets as of June 30, 2007.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2006.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.